Exhibit 10.11
EXECUTION VERSION
Cimarex Energy Co.
1700 Lincoln Street
Suite 3700
Denver, Colorado 80203-4537
PHONE 303.295.3995
FAX 303.569.7450
September 30, 2021
[___________]
c/o Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
RE:    Severance Compensation Agreement, by and between Cimarex Energy Co. (the “Company”) and [__________] (the “Executive”) dated as of March 9, 2020 and amended as of May 19, 2020 and May 23, 2021 (the “Agreement”)
Dear Francis:
Pursuant to Section 8.10 of the Agreement, this letter is to document the agreement of the Company and the Executive that, for all purposes of the Agreement, the definition of “Average Incentive Bonus” as set forth in Section 1.01(c) of the Agreement shall be replaced in its entirety as follows:
(c)    Average Incentive Bonus. The amount of Annual Incentive Bonus compensation that the Executive would have received with respect to the Company’s fiscal year during which the Date of Termination occurs (i) if the Date of Termination occurs during the fiscal year in which the Change in Control occurs, based on the actual level of performance achievement as determined by the Board or the Compensation Committee of the Board prior to the Change in Control for the Annual Incentive Bonus of the Executive with respect to the fiscal year during which the Date of Termination occurs or (ii) if the Date of Termination occurs after the end of the fiscal year in which the Change in Control occurs, based on the average Annual Incentive Bonus paid to the Executive for the immediately preceding two fiscal years.
If you agree with the foregoing, please countersign and return a copy of this letter to the undersigned.
[Signature page follows]

Sincerely,

CIMAREX ENERGY CO.

Thomas E. Jorden
President and Chief Executive Officer

[Signature Page to Amendment to Severance Compensation Agreement]

Accepted and agreed on September 30, 2021

[_________]

[Signature Page to Amendment to Severance Compensation Agreement]